Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter 2017 Earnings
Comparable sales and EPS near the high end of expectations

•	Third quarter comparable traffic grew 1.4 percent. Comparable sales increased 0.9 percent.

•	Third quarter GAAP EPS from continuing operations of $0.87 and Adjusted EPS[1] of $0.91 were near the upper-end of the guidance range of $0.75 to $0.95.

•	Comparable digital channel sales increased 24 percent, on top of 26 percent growth in third quarter 2016.

•	In the third quarter, Target devoted $847 million to capital investment, paid dividends of $339 million, and returned $171 million through share repurchases.

•	For additional media materials, please visit:
https://corporate.target.com/article/2017/11/q3-2017-earnings

MINNEAPOLIS (Nov. 15, 2017) - Target Corporation (NYSE: TGT) today reported a third quarter 2017 comparable sales increase of 0.9 percent and GAAP earnings per share (EPS) from continuing operations of $0.87, a decrease of 17.7 percent from third quarter 2016. Third quarter adjusted earnings per share from continuing operations (Adjusted EPS) were $0.91, a decrease of 13.1 percent from third quarter 2016. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the “Miscellaneous” section of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Third Quarter 2017 Earnings - Page 2 of 6
“We’re very pleased with Target’s third quarter performance, including traffic and sales growth that demonstrate we’re building on the progress we saw in the first half of the year,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “The investments we’re making in our business will help Target drive long-term success and ensure we’re well positioned to deliver for guests in the all-important holiday season. Our assortment now includes thousands of new items from the eight exclusive brands we’ve launched throughout 2017, including Hearth and Hand with Magnolia, our new home goods partnership with Chip and Joanna Gaines. Guests this holiday season will experience elevated in-store service reflecting our investments in wages, training and additional hours for our team, and they’ll find more value than ever before through a combination of being priced right daily and offering impressive deals. While we expect the fourth-quarter environment to be highly competitive, we are very confident in our holiday season plans.”

Fourth Quarter and Fiscal 2017 Guidance
Target expects fourth quarter 2017 comparable sales growth of flat to two percent. That performance would translate into full-year 2017 comparable sales growth of flat to one percent.
For fourth quarter 2017, the Company expects GAAP EPS from continuing operations and Adjusted EPS of $1.05 to $1.25. For full-year 2017, the Company now expects GAAP EPS from continuing operations of $4.38 to $4.58 and Adjusted EPS of $4.40 to $4.60, compared with prior guidance of $4.35 to $4.55 for GAAP EPS from continuing operations and $4.34 to $4.54 for Adjusted EPS. The 2 cent difference between expected full-year GAAP EPS from continuing operations and Adjusted EPS is driven by the expected net impact of debt-retirement costs and tax benefits.
Fourth quarter and full-year 2017 GAAP EPS from continuing operations may include the impact of additional discrete items which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items.
The Company announced today that it plans to issue a post-holiday financial update on Tuesday, January 9, 2018.

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Target Corporation Announces Third Quarter 2017 Earnings - Page 3 of 6
Segment Results
Third quarter 2017 sales increased 1.4 percent to $16.7 billion from $16.4 billion last year, reflecting a 0.9 percent comparable sales increase combined with the benefit from sales in non-mature stores. Comparable digital channel sales grew 24 percent and contributed 0.8 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit, were $869 million in third quarter 2017, a decrease of 17.8 percent from $1,057 million in third quarter 2016.
Third quarter EBIT margin rate was 5.2 percent, compared with 6.4 percent in 2016. Third quarter gross margin rate2 was 29.7 percent, compared with 29.8 percent in 2016, reflecting pressure from digital fulfillment costs and the Company’s pricing and promotion efforts, partially offset by cost savings. Third quarter SG&A expense rate was 21.1 percent in 2017, compared with 20.3 percent in 2016, driven by higher compensation costs, reflecting a year-over-year increase in team member incentives combined with the impact of investments in store team member hours and wage rates. This was partially offset by the benefit from the timing of some expenses and our ongoing cost-savings efforts.

Interest Expense and Taxes from Continuing Operations
The Company’s third quarter 2017 net interest expense was $254 million, compared with $142 million last year. The increase was driven by a $123 million charge related to the early retirement of debt in third quarter 2017, partially offset by the benefit of lower average debt balances.
Third quarter 2017 effective income tax rate from continuing operations was 22.3 percent compared with 33.8 percent last year. The decrease was primarily due to the net tax effect of the Company’s global sourcing operations, the resolution of other income tax matters and the effect of lower pretax earnings.

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[2] Beginning in the second quarter of 2017, we reclassified supply chain-related depreciation expense into cost of sales and out of depreciation and amortization on our Consolidated Statements of Operations. Prior year amounts have been reclassified to reflect this change. Updated financials for the prior thirteen quarters have been posted on our Investor Relations website at investors.target.com.

Target Corporation Announces Third Quarter 2017 Earnings - Page 4 of 6
Capital Returned to Shareholders
In third quarter 2017, the Company returned $510 million to shareholders, which consisted of:

•	Dividends of $339 million, compared with $345 million in third quarter 2016.

•
Share repurchases totaling $171 million, including an accelerated share repurchase (ASR) agreement that retired 2.8 million shares of common stock at an average price of $57.78, for a total investment of $161 million. Final settlement of the ASR occurred in November, and 0.3 million of the 2.8 million shares repurchased through the ASR were delivered in November.

As of the end of third quarter 2017, including the $161 million repurchased under the ASR, the Company had approximately $4 billion of remaining capacity under its current $5 billion share repurchase program.
For the trailing twelve months through third quarter 2017, after-tax return on invested capital (ROIC) was 13.7 percent, compared with 16.3 percent for the twelve months through third quarter 2016. Excluding the net gain on the sale of the pharmacy and clinic businesses, ROIC for the trailing twelve months through third quarter 2016 was 14.3 percent. The year-over-year decline in third quarter 2017 primarily reflected the impact of lower profits, partially offset by the benefit of lower working capital. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CST today. Investors and the media are invited to listen to the call at investors.target.com (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CST today through the end of business on November 17, 2017. The replay number is 866-393-0868.

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Target Corporation Announces Third Quarter 2017 Earnings - Page 5 of 6
Miscellaneous
Statements in this release regarding fourth quarter and full-year 2017 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 28, 2017. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS, consolidated earnings from continuing operations before interest expense and income taxes (EBIT), and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) for the three and nine-month periods ended October 28, 2017 and October 29, 2016, respectively. The Company also provides ROIC for the twelve-month periods ended October 28, 2017 and October 29, 2016, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes consolidated EBIT and EBITDA are useful in providing meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels and, for EBITDA, capital investment. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for consolidated EBIT and EBITDA is net earnings from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. These non-GAAP numbers should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other

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Target Corporation Announces Third Quarter 2017 Earnings - Page 6 of 6

companies may calculate Adjusted EPS, consolidated EBIT, EBITDA and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,834 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Sales	$16,667	$16,441	1.4%	$49,113	$48,805	0.6%
Cost of sales (a)	11,712	11,536	1.5	34,330	33,957	1.1
Gross margin	4,955	4,905	1.0	14,783	14,848	(0.4)
Selling, general and administrative expenses	3,512	3,339	5.2	10,027	9,741	2.9
Depreciation and amortization (exclusive of depreciation included in cost of sales) (a)	574	505	13.7	1,596	1,486	7.4
Earnings from continuing operations before interest expense and income taxes	869	1,061	(18.1)	3,160	3,621	(12.7)
Net interest expense	254	142	79.1	532	864	(38.4)
Earnings from continuing operations before income taxes	615	919	(33.1)	2,628	2,757	(4.7)
Provision for income taxes	137	311	(55.8)	802	910	(11.9)
Net earnings from continuing operations	478	608	(21.5)	1,826	1,847	(1.1)
Discontinued operations, net of tax	2	—		7	73
Net earnings	$480	$608	(21.0)%	$1,833	$1,920	(4.5)%
Basic earnings per share
Continuing operations	$0.88	$1.07	(17.8)%	$3.33	$3.16	5.2%
Discontinued operations	—	—		0.01	0.12
Net earnings per share	$0.88	$1.07	(17.3)%	$3.34	$3.29	1.6%
Diluted earnings per share
Continuing operations	$0.87	$1.06	(17.7)%	$3.31	$3.14	5.4%
Discontinued operations	—	—		0.01	0.12
Net earnings per share	$0.88	$1.06	(17.1)%	$3.32	$3.26	1.8%
Weighted average common shares outstanding
Basic	544.5	570.1	(4.5)%	548.7	583.5	(6.0)%
Dilutive impact of share-based awards	3.4	4.7	0	3.1	5.0
Diluted	547.9	574.8	(4.7)%	551.8	588.5	(6.2)%
Antidilutive shares	4.5	0.2		4.1	0.1
Dividends declared per share	$0.62	$0.60	3.3%	$1.84	$1.76	4.5%
Note: Per share amounts may not foot due to rounding.
(a) Refer to the Segment Results section for information about a reclassification of supply chain-related depreciation expense to cost of sales.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Cash and cash equivalents	$2,725	$2,512	$1,231
Inventory	10,586	8,309	10,057
Assets of discontinued operations	6	69	62
Other current assets	1,392	1,100	1,492
Total current assets	14,709	11,990	12,842
Property and equipment
Land	6,087	6,106	6,106
Buildings and improvements	28,310	27,611	27,518
Fixtures and equipment	5,548	5,503	5,467
Computer hardware and software	2,658	2,651	2,538
Construction-in-progress	389	200	219
Accumulated depreciation	(17,880)	(17,413)	(16,946)
Property and equipment, net	25,112	24,658	24,902
Noncurrent assets of discontinued operations	9	12	17
Other noncurrent assets	878	771	842
Total assets	$40,708	$37,431	$38,603
Liabilities and shareholders’ investment
Accounts payable	$9,986	$7,252	$8,250
Accrued and other current liabilities	4,036	3,737	3,662
Current portion of long-term debt and other borrowings	1,354	1,718	729
Total current liabilities	15,376	12,707	12,641
Long-term debt and other borrowings	11,277	11,031	12,097
Deferred income taxes	944	861	920
Liabilities of discontinued operations	11	19	19
Other noncurrent liabilities	1,963	1,860	1,857
Total noncurrent liabilities	14,195	13,771	14,893
Shareholders’ investment
Common stock	45	46	47
Additional paid-in capital	5,762	5,661	5,598
Retained earnings	5,940	5,884	6,031
Accumulated other comprehensive loss	(610)	(638)	(607)
Total shareholders’ investment	11,137	10,953	11,069
Total liabilities and shareholders’ investment	$40,708	$37,431	$38,603
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 543,913,318, 556,156,228 and 563,676,785 shares issued and outstanding at October 28, 2017, January 28, 2017 and October 29, 2016, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding during any period presented.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	October 28, 2017	October 29, 2016
Operating activities
Net earnings	$1,833	$1,920
Earnings from discontinued operations, net of tax	7	73
Net earnings from continuing operations	1,826	1,847
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,784	1,686
Share-based compensation expense	81	85
Deferred income taxes	37	83
Loss on debt extinguishment	123	422
Noncash losses / (gains) and other, net	189	(5)
Changes in operating accounts
Inventory	(2,277)	(1,455)
Other assets	(89)	(14)
Accounts payable	2,738	832
Accrued and other liabilities	2	(711)
Cash provided by operating activities—continuing operations	4,414	2,770
Cash provided by operating activities—discontinued operations	75	111
Cash provided by operations	4,489	2,881
Investing activities
Expenditures for property and equipment	(2,049)	(1,184)
Proceeds from disposal of property and equipment	27	23
Other investments	(62)	23
Cash required for investing activities	(2,084)	(1,138)
Financing activities
Change in commercial paper, net	—	89
Additions to long-term debt	739	1,977
Reductions of long-term debt	(1,087)	(2,625)
Dividends paid	(1,001)	(1,011)
Repurchase of stock	(757)	(3,034)
Prepayment of accelerated share repurchase	(111)	(120)
Stock option exercises	25	166
Cash required for financing activities	(2,192)	(4,558)
Net increase / (decrease) in cash and cash equivalents	213	(2,815)
Cash and cash equivalents at beginning of period	2,512	4,046
Cash and cash equivalents at end of period	$2,725	$1,231

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Nine Months Ended
(millions) (unaudited)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Sales	$16,667	$16,441	1.4%	$49,113	$48,805	0.6%
Cost of sales (a)	11,712	11,536	1.5	34,330	33,957	1.1
Gross margin	4,955	4,905	1.0	14,783	14,848	(0.4)
SG&A expenses (b)	3,512	3,343	5.1	10,027	9,741	2.9
Depreciation and amortization (exclusive of depreciation included in cost of sales) (a)	574	505	13.7	1,596	1,486	7.4
EBIT	$869	$1,057	(17.8)%	$3,160	$3,621	(12.7)%
(a) Beginning in the second quarter of 2017, we reclassified supply chain-related depreciation expense to cost of sales whereas it was previously included in depreciation and amortization on our Consolidated Statements of Operations. We reclassified prior year amounts to reflect this change. This reclassification increased cost of sales by $60 million and $189 million for the three and nine months ended October 28, 2017, respectively, and $65 million and $200 million for the three and nine months ended October 29, 2016, respectively, with equal and offsetting decreases to depreciation and amortization. This reclassification had no impact on sales, EBIT, net earnings or earnings per share.
(b) SG&A expenses include $170 million and $512 million net profit-sharing income under our credit card program agreement for the three and nine months ended October 28, 2017, respectively, and $168 million and $489 million for the three and nine months ended October 29, 2016, respectively.

	Three Months Ended		Nine Months Ended
Rate Analysis (unaudited)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Gross margin rate (a)	29.7%	29.8%	30.1%	30.4%
SG&A expense rate	21.1	20.3	20.4	20.0
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (a)	3.4	3.1	3.2	3.0
EBIT margin rate	5.2	6.4	6.4	7.4
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Reclassifying supply chain-related depreciation expense to cost of sales reduced the gross margin and depreciation and amortization rates by 0.4 percentage points for all periods presented.

	Three Months Ended		Nine Months Ended
Sales by Channel (unaudited)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Stores	95.7%	96.5%	95.7%	96.5%
Digital	4.3	3.5	4.3	3.5
Total	100%	100%	100%	100%

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Comparable sales change	0.9%	(0.2)%	0.3%	—%
Drivers of change in comparable sales
Number of transactions	1.4	(1.2)	0.9	(1.0)
Average transaction amount	(0.5)	1.0	(0.6)	1.0
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Stores channel comparable sales change	—%	(1.0)%	(0.6)%	(0.7)%
Digital channel contribution to comparable sales change	0.8	0.7	0.9	0.6
Total comparable sales change	0.9%	(0.2)%	0.3%	—%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Target Debit Card	12.9%	12.9%	13.1%	12.9%
Target Credit Cards	11.4	11.4	11.3	11.0
Total REDcard Penetration	24.2%	24.3%	24.4%	23.9%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	October 28, 2017	January 28, 2017	October 29, 2016	October 28, 2017	January 28, 2017	October 29, 2016
170,000 or more sq. ft.	276	276	278	49,326	49,328	49,685
50,000 to 169,999 sq. ft.	1,508	1,504	1,503	190,038	189,620	189,496
49,999 or less sq. ft.	44	22	19	1,268	554	464
Total	1,828	1,802	1,800	240,632	239,502	239,645
(a)  In thousands, reflects total square feet less office, distribution center, and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	October 28, 2017			October 29, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$0.87			$1.06	(17.7)%
Adjustments
Loss on early retirement of debt	$123	$75	$0.14	$—	$—	$—
Pharmacy Transaction-related costs (a)	—	—	—	(4)	(3)	—
Income tax matters (b)	—	(55)	(0.10)	—	(5)	(0.01)
Adjusted diluted earnings per share from continuing operations			$0.91			$1.04	(13.1)%

	Nine Months Ended
	October 28, 2017			October 29, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$3.31			$3.14	5.4%
Adjustments
Loss on early retirement of debt	$123	$75	$0.14	$422	$257	$0.44
Pharmacy Transaction-related costs (a)	—	—	—	—	—	—
Income tax matters (b)	—	(56)	(0.10)	—	(8)	(0.01)
Adjusted diluted earnings per share from continuing operations			$3.34			$3.56	(6.2)%
Note: Amounts may not foot due to rounding.
(a) Represents items related to the December 2015 sale of our pharmacy and clinic businesses to CVS (Pharmacy Transaction).
(b) Represents income from income tax matters not related to current period operations. For the three and nine months ended October 28, 2017, primarily represents prior-period discrete tax benefits related to our global sourcing operations.

We have presented consolidated earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA), non-GAAP financial measures, because we believe they provide investors with meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is net earnings from continuing operations. Consolidated EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate consolidated EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(millions) (unaudited)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Net earnings from continuing operations	$478	$608	(21.5)%	$1,826	$1,847	(1.1)%
+ Provision for income taxes	137	311	(55.8)	802	910	(11.9)
+ Net interest expense	254	142	79.1	532	864	(38.4)
EBIT	869	1,061	(18.1)	3,160	3,621	(12.7)
+ Total depreciation and amortization (a)	633	570	11.1	1,784	1,686	5.8
EBITDA	$1,502	$1,631	(7.9)%	$4,944	$5,307	(6.8)%
(a) Represents total depreciation and amortization, including amounts classified within depreciation and amortization and within cost of sales on our Consolidated Statements of Operations.

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	October 28, 2017	October 29, 2016
Earnings from continuing operations before interest expense and income taxes	$4,508	$5,790
+ Operating lease interest (a)(b)	78	72
Adjusted earnings from continuing operations before interest expense and income taxes	4,586	5,862
- Income taxes (c)	1,420	1,849
Net operating profit after taxes	$3,166	$4,013

Denominator (dollars in millions) (unaudited)	October 28, 2017	October 29, 2016	October 31, 2015
Current portion of long-term debt and other borrowings	$1,354	$729	$825
+ Noncurrent portion of long-term debt	11,277	12,097	11,887
+ Shareholders' equity	11,137	11,069	13,256
+ Capitalized operating lease obligations (b)(d)	1,298	1,192	1,503
- Cash and cash equivalents	2,725	1,231	1,977
- Net assets of discontinued operations	4	60	197
Invested capital	$22,337	$23,796	$25,298
Average invested capital (e)	$23,067	$24,547

After-tax return on invested capital (f)	13.7%	16.3%
(a) Represents the add-back to operating income to reflect the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as capital leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 31.0 percent and 31.5 percent for the trailing twelve months ended October 28, 2017 and October 29, 2016, respectively. For the trailing twelve months ended October 28, 2017 and October 29, 2016, includes tax effect of $1,396 million and $1,826 million, respectively, related to EBIT and $24 million and $23 million, respectively, related to operating lease interest.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f) Excluding the net gain on the Pharmacy Transaction, ROIC was 14.3 percent for the trailing twelve months ended October 29, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	October 28, 2017	October 29, 2016	October 31, 2015
Total rent expense	$162	$149	$188
Capitalized operating lease obligations (total rent expense x 8)	1,298	1,192	1,503
Operating lease interest (capitalized operating lease obligations x 6%)	78	72	n/a
Subject to reclassification